Exhibit 10.1

Final Form

EXHIBIT A

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of July [●], 2017 by and among (i) Origo Acquisition Corporation, a Cayman Islands business company (including any successor entity thereto, “OAC”), (ii) Hightimes Holding Corp., a Delaware corporation (the “Company”), and (iii) the undersigned shareholder (“Holder”) of the Company. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, OAC, the Company, HTHC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of OAC (“Merger Sub”), and Jose Aldeanueva, solely in the capacity as the OAC Representative thereunder, have entered into that certain Merger Agreement, dated as of July 24, 2017 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and as a result of which, among other matters, all of the issued and outstanding capital stock of the Company and Company Common Stock Equivalent Securities as of the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive, or convert into, the Merger Consideration or other consideration (including OAC Assumed Options) as set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;

WHEREAS, the Board of Directors of the Company has (a) approved and declared advisable the Merger Agreement, the Ancillary Documents, the Merger and the other transactions contemplated by any such documents (collectively, the “Transactions”), (b) determined that the Transactions are fair to and in the best interests of the Company and its shareholders (the “Company Shareholders”) and (c) recommended the approval and the adoption by each of the Company Shareholders of the Merger Agreement, the Ancillary Documents, the Merger and the other Transactions;

WHEREAS, as a condition to the willingness of OAC to enter into the Merger Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by the Holder thereunder, and the expenses and efforts to be undertaken by OAC and the Company to consummate the Transactions, OAC, the Company and the Holder desire to enter into this Agreement in order for the Holder to provide certain assurances to OAC regarding the manner in which the Holder is bound hereunder to vote any shares of voting capital stock of the Company which the Holder beneficially owns, holds or otherwise has voting power (the “Shares”) during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Merger Agreement, the Merger, the Ancillary Documents and the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.          Covenant to Vote in Favor of Transactions. The Holder agrees, with respect to all of the Shares:

(a)          during the Voting Period, at each meeting of the Company Shareholders or any class or series thereof, and in each written consent or resolutions of any of the Company Shareholders in which Holder is entitled to vote or consent, Holder hereby unconditionally and irrevocably agrees to be present (in person or by proxy) for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Holder’s Shares (i) in favor of, and adopt, the Merger, the Merger Agreement, the Ancillary Documents, any amendments to the Company’s Organizational Documents, and all of the other Transactions (and any actions required in furtherance thereof), (ii) in favor of the other matters set forth in the Merger Agreement, and (iii) to vote the Shares in opposition to: (A) any and all proposals for the acquisition of the Company that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger, the Merger Agreement or any of the Transactions, or which are in competition with or materially inconsistent with the Merger Agreement or the Ancillary Documents; or (B) any other proposal or action involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled;

(b)          to execute and deliver all related documentation and take such other action in support of the Merger, the Merger Agreement, any Ancillary Documents and any of the Transactions as shall reasonably be requested by the Company or Company in order to carry out the terms and provision of this Section 1, including, without limitation, (i) delivery of the Holder’s Company Certificate (or an affidavit and indemnity of loss in lieu of the Company Certificate), duly endorsed for transfer, to the Exchange Agent, OAC or the Company and any similar or related documents and such other documents as may be reasonably requested by OAC, (ii) any actions by written consent of the Company Shareholders presented to the Holder, (vi) any applicable Ancillary Documents (including, if applicable, the Lock-Up Agreement and the Non-Competition Agreement), customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents;

(c)          not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by the Holder or his/her/its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by Company in connection with the Merger Agreement, the Ancillary Documents and any of the Transactions;

(d)          except as contemplated by the Merger Agreement or the Ancillary Documents, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of the Company capital stock in connection with any vote or other action with respect to the Transactions, other than to recommend that stockholders of the Company vote in favor of adoption of the Merger Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Merger Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement); and

(e)          to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the Merger, the Merger Agreement, the Ancillary Documents and any of the Transactions, including pursuant to the DGCL.

2.          Other Covenants.

(a)          No Transfers. Holder agrees that during the Voting Period the Holder shall not, and shall cause his or its Affiliates not to, without Company’s prior written consent, (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (B) grant any proxies or powers of attorney with respect to any or all of the Shares; (C) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Company’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Shares; or (D) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder’s ability to perform his or its obligations under this Agreement. The Company hereby agrees that it shall not permit any Transfer of the Shares in violation of this Agreement. Holder agrees with, and covenants to, Company that Holder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of Company, and the Company hereby agrees that it shall not effect any such Transfer.

(b)          Changes to Shares. In the event of a stock dividend or distribution, or any change in the shares of capital stock of the Company by reason of any stock dividend or distribution, split-up, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Holder agrees during the Voting Period to notify OAC promptly in writing of the number and type of any additional Shares acquired by Holder, if any, after the date hereof.

(c)          Actions; Efforts. Holder agrees to not during the Voting Period take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Agreement inaccurate in any material respect. Holder further agrees that unless the Merger Agreement is terminated in accordance with its terms, Holder shall use his or its commercially reasonable efforts to cooperate with OAC to effect the Merger, all other Transactions, the Merger Agreement, the Ancillary Documents and the provisions of this Agreement.

(d)          Registration Statement. During the Voting Period, Holder agrees to provide to OAC and its Representatives any information regarding Holder or the Shares that is required by the Company or its Representatives for inclusion in the Registration Statement pursuant to applicable Law or SEC or Nasdaq (or, if applicable, any other Acceptable Securities Exchange) rules or requirements.

(e)          Publicity. Holder shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and OAC. Holder hereby authorizes the Company and OAC to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq (or, if applicable, any other Acceptable Securities Exchange) or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Shares and the nature of Holder’s commitments and agreements under this Agreement, the Merger Agreement and any other Ancillary Documents.

3.          Representations and Warranties of Holder. Holder hereby represents and warrants to Company as follows:

(a)          Binding Agreement. Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Holder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Holder understands and acknowledges that OAC is entering into the Merger Agreement in reliance upon the simultaneous or subsequent execution and delivery of this Agreement by Holder.

(b)          Ownership of Shares. As of the date hereof, Holder has beneficial ownership over the type and number of the Shares set forth under Holder’s name on the signature page hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Company’s Organizational Documents, as in effect on the date hereof. Except for the Shares and other securities of the Company set forth under Holder’s name on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any: (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(c)          No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Holder is a party or by which Holder or any of the Shares or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Holder’s ability to perform its obligations under this Agreement in any material respect.

(d)          No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its material obligations under this Agreement.

4.          Miscellaneous.

(a)          Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of OAC, the Company or Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of OAC, the Company and Holder, (ii) the Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Effective Time), and (iii) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 4(a) shall survive the termination of this Agreement.

(b)          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of the Holder are personal to the Holder and may not be assigned, transferred or delegated by the Holder at any time without the prior written consent of OAC and the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio. Except as contemplated by the Merger Agreement, neither the Company nor OAC may assign any or all of its rights under this Agreement, in whole or in part without obtaining the consent or approval of the Holder.

(c)          Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)          Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth or referred to in Section 4(g). Nothing in this Section 4(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e)          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(e).

(f)          Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to OAC, to: Origo Acquisition Corporation 708 Third Avenue New York, NY 10017 Attention: Jose M. Aldeanueva, CFO Tel: (212) 634-4512 Email: jaldea@aol.com

With a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole, LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn:    Douglas Ellenoff, Esq.
              Stuart Neuhauser, Esq.
Fax: (212) 370-7889
Tel: (212) 370-1300
Email:   ellenoff@egsllp.com
             sneuhauser@egsllp.com

If to the Company, to: Hightimes Holding Corp. 5520 Wilshire Boulevard Los Angeles, CA 90036 Attn: Adam E. Levin, CEO Tel: 310-774-0100 Email: adam@orevacap.com

With a copy to (which shall not constitute notice):

CKR Law, LLP
12100 Wilshire Boulevard, Suite 480
Los Angeles, California 90025
Attn: Stephen A. Weiss, Esq.
Tel: (310) 312-1860
Email: sweiss@ckrlaw.com

If to the Holder, to: the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to, if not the party sending the notice, each of the Company and OAC (and each of their copies for notices hereunder).

 (h)          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of OAC, the Company and the Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)           Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j)           Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and OAC will have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, OAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)        Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(l)         No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Holder, the Company and OAC, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company shareholders entering into voting agreements with the Company or OAC. Holder is not affiliated with any other holder of securities of the Company entering into a voting agreement with the Company or OAC in connection with the Merger Agreement and has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in OAC any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

(m)         Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(n)          Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of OAC or any of the obligations of the Holder under any other agreement between the Holder and OAC or any certificate or instrument executed by the Holder in favor of OAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of OAC or any of the obligations of the Holder under this Agreement.

(o)          Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

OAC:

ORIGO ACQUISITION CORPORATION

By:
Name:	Jose Aldeanueva
Title:	Chief Financial Officer

The Company:

HIGHTIMES HOLDING CORP.

By:
Name:	Adam E. Levin
Title:	Chief Executive Officer

The Holder:

By:
Name:

Number and Type of Shares: __________ shares of Company Class A Common Stock Address for Notice: Address: Facsimile No.: Telephone No.: Email: :

{Signature Page to Voting Agreement]